  EXHIBIT 99.1

VERI MEDTECH HOLDINGS, INC.

AUDIT AND RISK COMMITTEE CHARTER

I. Purpose

The purpose of the Audit and Risk Committee (the “Committee”) is to:

(i)	oversee the accounting and financial reporting processes of Veri Medtech Holdings, Inc. (the “Company”) and the audits of the financial statements of the Company;

(ii)	assist the Board in discharging its oversight responsibilities with respect to compliance with federal and state laws and regulations applicable to the Company’s business;

(iii)	assist the Board in overseeing the overall risk management of the Company and oversee certain material risk exposures of the Company; and

(iv)	oversee the Company’s internal audit function.

The Committee’s responsibilities are limited to oversight. The Company’s management is responsible for establishing and maintaining accounting policies and procedures in accordance with generally accepted accounting principles (“GAAP”) and other applicable reporting and disclosure standards and for preparing the Company’s financial statements. The Company’s independent auditors are responsible for auditing and reviewing those financial statements.

II. Composition

The Committee must consist of at least three directors, subject to any available exception. Each Committee member must satisfy the independence requirements of The NYSE American Market (“NYSE”) and the more rigorous independence rules for members of an audit committee issued by the Securities and Exchange Commission (the “SEC”), subject in each case to any applicable exception. Each Committee member must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, at least one member of the Committee must be a “financial expert” as defined under SEC rules.

Except as otherwise directed by the Board, a director selected as a Committee member shall continue to be a member for as long as he or she remains a director of the Company or until his or her earlier resignation or removal from the Committee. Committee members may be removed from the Committee, with or without cause, by the Board of Directors of the Company (the “Board”). Unless a Chair of the Committee is designated by the Board, the Committee may designate a Chair of the Committee by majority vote of the full Committee membership.

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III. Meetings, Procedures and Authority

The Committee must meet at least once during each fiscal quarter. The Committee must meet separately, periodically, with management, with the internal auditor (if any) and with the independent auditor.

The Committee has the authority to establish its own rules and procedures for conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee. A majority of the members of the Committee shall constitute a quorum for a meeting. The Committee shall act on the affirmative vote of a majority of members present at any meeting at which a quorum is present.

The Committee may retain any independent counsel, experts or advisors that the Committee believes to be necessary or appropriate. The Company must provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

In addition to the duties and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities consistent with this Charter, the purposes of the Committee, the Company’s bylaws and applicable NYSE rules.

The Committee may conduct or authorize investigations into any matters within the scope of the duties and responsibilities delegated to the Committee.

IV. Duties and Responsibilities

Interaction with the Independent Auditor

1. Appointment and Oversight. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor and each such other registered public accounting firm must report directly to the Committee. The Committee, or the Chair of the Committee, must pre-approve any audit and non-audit service provided to the Company by the independent auditor, unless the engagement is entered into pursuant to appropriate preapproval policies established by the Committee or if such service falls within available exceptions under SEC rules.

2. Annual Report on Independence and Quality Control. The Committee must ensure that the independent auditor prepares and delivers, at least annually, a written statement delineating all relationships between the independent auditor and the Company, must actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor, and, if the Committee determines that further inquiry is advisable, must take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence. The Committee must, at least annually, obtain and review a report from the independent auditor describing (a) the auditing firm’s internal quality-control procedure and (b) any material issues raised by the most recent internal quality-control review or peer review of the auditing firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years relating to any independent audit conducted by the auditing firm, and any steps taken to deal with any such issues. The Committee shall also confirm the regular rotation of the lead audit partner and reviewing partner of the independent auditor as required by law.

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Annual Financial Statements and Annual Audit

3. Audit Problems. The Committee must discuss with the independent auditor any audit problems, financial reporting issues or difficulties in connection with the preparation of the Company’s financial statements and management’s response.

4. Form 10-K Review. The Committee must review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

5. Audit and Risk Committee Report. The Committee must provide the Company with the report of the Committee with respect to the audited financial statements for inclusion in each of the Company’s annual proxy statements.

Quarterly Financial Statements

6. Form 10-Q Review. The Committee must review and discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Other Duties and Responsibilities

7. Review of Earnings Releases. The Committee must discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

8. Oversight of Compliance. The Committee shall provide general oversight of the Company’s compliance processes and procedures and monitor its performance with respect to the legal and regulatory requirements applicable to the Company’s business. While the Committee has the responsibilities and powers set forth in this Charter, the Committee and the Board may rely on the expertise and knowledge of management, including the Company’s compliance personnel. The Committee may initiate such compliance investigations as it deems appropriate.

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As part of its general oversight responsibilities, the Committee shall:

A.	Review and oversee compliance with federal, state and local program requirements that impact the Company’s operations;

B.	Ensure proper communication of significant regulatory compliance issues to the Board;

C.	Review significant regulatory compliance risk areas and the steps management has taken to monitor, control and report such compliance risk exposures;

D.

Review and oversee the Company’s compliance program, including monitoring the effectiveness of the compliance program, and recommend to the Company any improvements and changes to the compliance program;

E.

Meet regularly with the Chief Executive Officer and/or other officers of the Company to assess the Company’s regulatory compliance policies and procedures and recommend any improvements or changes to such policies and procedures;

F.	Review reports of specific material non-compliance issues and approve corrective actions proposed by management;

G.	Review and assess the development of internal systems and controls to carry out the Company’s compliance program and related policies and procedures as part of its daily operations; and

H.	Review and assess strategies to promote compliance with the compliance program and the detection of any possible violations, such as through hotlines and other reporting mechanisms.

9. Risk Assessment and Risk Management. The Committee must review and discuss the Company’s policies and procedures with respect to risk assessment and risk management and shall oversee certain of the Company’s major risk exposures as set forth below.

A.	Financial and Enterprise Risk. The Committee will review and assess, at least annually, the Company’s major financial and enterprise risk exposures, including fraud risks, and the steps management has taken to monitor or mitigate such exposures.

B.	Cybersecurity and Data Privacy Risk. The Committee shall provide general oversight of the Company’s cybersecurity risk management program and the comprehensive privacy program (the “Privacy Program”) implemented in compliance with the Federal Trade Commission’s (the “FTC”) order in FTC File Number 2023090 (the “FTC Order”); provided that the Board will exercise direct oversight with respect to any Privacy Program matters to the extent required by the FTC Order. While the Committee has the responsibilities and powers set forth in this Charter, the Committee and the Board may rely on the expertise and knowledge of management, including any qualified employee designated to coordinate and be responsible for the Privacy Program in compliance with the FTC Order.

C.	Other Risk Oversight. The Committee will review and assess the Company’s risk exposures in other areas, as the Committee deems necessary or appropriate from time to time; however, the Committee shall not be responsible for the detailed oversight of any risk exposures that have been delegated by the Board to another committee of the Board.

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10. Hiring of Independent Auditor Employees. The Committee must set clear hiring policies for employees or former employees of the Company’s independent auditor.

11. Internal Audit Function. The Committee will oversee the Company’s internal audit function, including its objectives, responsibilities, independence, performance and annual plan and budget. As part of its general oversight responsibilities, the Committee will periodically meet separately with the internal audit function out of the presence of management. The Committee should also review and participate in any process of appointment and/or replacement of the senior employee in charge of the internal audit function.

12. Complaint Procedures. The Committee must establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

13. Review of Related Person Transactions. The Committee must review all related person transactions as defined by Item 404 of Regulation S-K on an ongoing basis and all such transactions must be approved or ratified by the Committee in accordance with the Company’s Related Person Transaction Policy and Procedures.

14. Review of Code of Business Conduct and Ethics. The Committee must periodically consider and discuss with management and the independent auditor the Company’s Code of Business Conduct and Ethics (the “Code”) and the procedures in place to enforce the Code. The Committee must also consider and discuss and, as appropriate, grant requested waivers from the Code brought to the attention of the Committee, though the Committee may defer any decision with respect to any waiver to the Board.

15. Reports to the Board of Directors. The Committee must report regularly to the Board regarding the activities of the Committee.

16. Committee Self-Evaluation. The Committee must periodically perform an evaluation of the performance of the Committee.

17. Review of this Charter. The Committee must annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

V. Delegation of Duties

In fulfilling its responsibilities, the Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.

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